UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2021

HCW BIOLOGICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40591	82-5024477
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2929 N. Commerce Parkway Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 842-2024

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HCWB	The Nasdaq Stock Market LLC

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2021, the Board of Directors (the “Board”) of HCW Biologics Inc. (the “Company”) appointed Gary Winer as a Class I member of the Board and Lisa Giles as a Class II member of the Board, in each case effective October 25, 2021. In connection with their appointment to the Board, the Board appointed each of Mr. Winer and Ms. Giles to serve on both the audit and compensation committees. In addition, Dr. Hing Wong stepped down from the audit committee.

Gary M. Winer served as the president and chief executive officer of ORGENTEC Diagnostika GmbH, a specialty manufacturer of autoimmune and infectious disease diagnostic tests, from April 2019 until the sale of the company in September 2021. In addition, since January 2015, Mr. Winer has worked as a consultant for DRC Health Care Advisors, a consulting firm in the biopharma, medical device and diagnostic health sectors. From April 2014 until January 2015, Mr. Winer was the vice president of Global Commercial Strategies for AbbVie and from January 2013 until April 2014, he served as president and chief executive officer of AbbVie Japan, following AbbVie’s separation from Abbott. Prior to that, from April 2003 to January 2013, Mr. Winer served in a variety of roles for Abbott Laboratories, a multinational medical devices and healthcare company, including most recently as corporate vice president and president for Abbott Japan. Mr. Winer has served on the board of directors of Lensar, Inc. since 2018. Mr. Winer received his B.S. in finance from California State University, and his MBA from Kellogg Graduate School of Management at Northwestern University.

Lisa M. Giles founded and has served as the managing director and chief executive officer of Giles & Associates Consultancy, Inc. (GAC), a consulting firm in the life sciences industry and academic medical centers, since 2000. Ms. Giles currently serves as a member of the board of directors for Milestone Pharmaceuticals and the Northwestern Memorial Health System Foundation Board. She previously served as a member of the board of directors for GenMark Diagnostics from 2015 to 2021; Durata Therapeutics, Inc. from 2012 to 2014, and Intranasal Therapeutics, Inc. from 2005 to 2006. She also was the founder and chief executive officer of Optivara, Inc. a sister company to GAC, from 2013 to 2019. Prior to founding GAC, Ms. Giles was the vice president of strategy development at G.D. Searle Pharmaceutical, a division of Monsanto, and held various leadership roles with Abbott Laboratories. Ms. Giles received her B.S. from Juniata College, and completed executive management programs at Stanford University and the University of Chicago.

There are no arrangements or understandings between Mr. Winer and Ms. Giles and any other person pursuant to which either of them was selected as a director. Neither Mr. Winer nor Ms. Giles has any family relationship with any of the Company’s directors or executive officers and none is a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

For their services as directors, Mr. Winer and Ms. Giles will be entitled to receive the compensation for non-employee directors consistent with the Company’s Non-Employee Director Compensation Policy, described under the heading “Non-Employee Director Compensation” in the Company’s Registration Statement on Form S-1 (No. 333-256510), pro-rated for any partial year of service. In addition, in connection with their appointments as directors, Mr. Winer and Ms. Giles will each enter into an indemnification agreement with the Company consistent with the form agreement executed with each of the Company’s current directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HCW BIOLOGICS INC.

Date:	October 27, 2021
By:	/s/ Hing C. Wong
Hing C. Wong
Title:	Chief Executive Officer

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